Exhibit 99.1

CELGENE TO ACQUIRE GLOUCESTER PHARMACEUTICALS

Commercial Launch of Novel HDAC Inhibitor, ISTODAX® (romidepsin), for the Treatment of Cutaneous
T-Cell Lymphoma (CTCL) Targeted for Early 2010

ISTODAX Registration Special Protocol Assessment (SPA) Trial for Peripheral
T-Cell Lymphoma (PTCL) — Accrual Expected to be Completed Early Next Year

Acquisition Expected to be Neutral to Non-GAAP Diluted Earnings in 2010
and Accretive in 2011

SUMMIT, NJ and CAMBRIDGE, MA– (December 7, 2009) — Celgene Corporation (NASDAQ:CELG) and Gloucester Pharmaceuticals Inc., a privately held pharmaceutical company, announced a definitive merger agreement under which Celgene Corporation will acquire Gloucester Pharmaceuticals. Celgene says the acquisition will continue to advance its leadership position in the development of disease-altering therapies through innovative approaches for patients with rare and debilitating blood cancers. Gloucester Pharmaceuticals develops new therapies that address the unmet medical needs in the treatment of cancer, including cutaneous T-cell lymphoma (CTCL), peripheral T-cell lymphoma (PTCL) and other hematological malignancies.

ISTODAX® (romidepsin) was approved in November 2009, by the U.S. Food and Drug Administration (FDA) for the treatment of CTCL in patients who have received at least one prior systemic therapy. Additionally, ISTODAX has received both orphan drug designation for the treatment of non-Hodgkin’s T-cell lymphomas, which includes CTCL and PTCL, and Fast Track status in PTCL from the Food and Drug Administration (FDA). The European Agency for the Evaluation of Medicinal Products (EMEA) has granted orphan status designation for ISTODAX for the treatment of both CTCL and PTCL. Accrual of the ISTODAX registration SPA Trial for peripheral T-cell lymphoma (PTCL) is expected to be completed early next year.

“We are thrilled with this transaction because Celgene’s global leadership in the development and commercialization of innovative treatments for hematologic diseases makes them ideally suited to bring the clinical benefits of ISTODAX to patients with CTCL,” said Alan Colowick, M.D., Chief Executive Officer of Gloucester Pharmaceuticals.

CTCL is a type of non-Hodgkin’s lymphoma (NHL) caused by a mutation of T-cells; most types of NHL are of T-cell origin. The malignant T-cells involve the skin, causing plaques, patches, erythroderma and/or tumors and can involve other organs, including the blood, lymph nodes and viscera. According to the Cutaneous Lymphoma Foundation, this rare orphan disease has a greater frequency among men than women; the disease is more common after the age of 50.

“This acquisition reflects our ongoing commitment to improving the lives of patients worldwide through innovative medicines discovered and developed both in-house and through external opportunities,” said Sol J. Barer, Ph.D., Chairman and Chief Executive Officer of Celgene Corporation. “We also would like to recognize the dedication, effort and leadership that Alan and his team have demonstrated in the process of developing and delivering ISTODAX® to patients living with CTCL.”

About Terms of the Agreement

The transaction has been approved by the Board of Directors of both companies and is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the terms of the merger agreement, Celgene will acquire Gloucester Pharmaceuticals for $340 million in cash plus $300 million in future U.S. and international regulatory milestone payments. The acquisition of Gloucester will be accounted for as a purchase transaction that Celgene expects to be completed in the first quarter of 2010 and to be neutral to non-GAAP diluted earnings for 2010 and accretive in 2011. J.P. Morgan Securities Inc. acted as the exclusive financial advisor to Gloucester Pharmaceuticals.

About ISTODAX

ISTODAX® (romidepsin) is a member of a new class of cancer drugs known as histone deacetylase (HDAC) inhibitors. HDACs catalyze the removal of acetyl groups from acetylated lysine residues in histones, resulting in the modulation of gene expression. HDACs also deacetylate non-histone proteins, such as transcription factors. HDAC inhibitors can be divided into four main classes: cyclic tetrapeptides (I), short-chain fatty acids (II), hydroxamic acids (III), and benzamides (IV). The cyclic peptide structure of ISTODAX is novel among the cyclic tetrapeptides. In vitro, ISTODAX causes the accumulation of acetylated histones, and induces cell cycle arrest and apoptosis of some cancer cell lines. For full prescribing information, visit www.ISTODAX.com.

About Gloucester Pharmaceuticals

Founded in 2003, Gloucester Pharmaceuticals, Inc. is a privately held biopharmaceutical company that acquires clinical-stage oncology drug candidates with the goal of advancing them through regulatory approval and commercialization. Gloucester’s first drug, ISTODAX® (romidepsin), a novel histone deacetylase (HDAC) inhibitor, was approved in November 2009, by the U.S. Food and Drug Administration for the treatment of cutaneous T-cell lymphoma (CTCL) in patients who have received at least one prior systemic therapy. The Company is also conducting a registration trial in peripheral T-cell lymphoma (PTCL) with an anticipated supplemental NDA filing in 2010 for this indication. Additional studies in both hematologic and solid tumors are currently ongoing. ISTODAX is approved for the treatment of CTCL in the U.S. and is not approved for the treatment of PTCL or other indications. Gloucester’s investors include Prospect Venture Partners, Rho Ventures, ProQuest Investments, Apple Tree Partners and Novo A/S. For more information, please visit the Company’s website at www.gloucesterpharma.com.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under Celgene’s control, which may cause actual results, performance or achievements of Celgene to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in Celgene’s filings with the Securities and Exchange Commission such as its 10-K, 10-Q and 8-K reports.

CONTACT:
Celgene Corporation:
David W. Gryska, 908-673-9059
Senior Vice President and Chief Financial Officer
or
Celgene Corporation:
Brian P. Gill, 908-673-9530
Vice President, Corporate Communications